EXHIBIT 5.1 - OPINION REGARDING LEGALITY

September 18, 2000
Board of Directors
Aladdin Systems Holdings, Inc.
165 Westridge Drive
Watsonville, CA 95076-4159.

      Re:   1999 Incentive Stock Option Plan
            Registration Statement on Form S-8

Gentlemen:

      We have acted as counsel to Aladdin Systems Holdings, Inc., a Nevada corporation (the "Company"), in connection with the filing of the Company's registration statement on Form S-8 with the Securities and Exchange Commission on or about September 18, 2000 (the "Registration Statement") under the Securities Act of 1933, as amended. The Registration Statement is being filed in connection with the Company's offering of 3,000,000 shares of common stock (the "Shares") pursuant to the Company's 1999 Incentive Stock Option Plan (the "Plan").

      We are familiar with the proceedings to date with respect to such offering and have examined such records, documents and matters of law and satisfied ourselves as to such matters of fact as we have considered relevant for purposes of this opinion.

      For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto, and the due authorization, execution and delivery of all documents by the parties thereto.

      We are of the opinion that when the Registration Statement shall have become effective and the Shares shall have been issued on the terms contemplated by the Plan, the Shares will be legally issued, fully paid and non-assessable.

      This opinion shall be limited to the federal laws of the United States of America.

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      We hereby consent to the use of this opinion as an exhibit to the
Registration Statement.

Ellenoff Grossman Schole & Cyruli, LLP
By: /s/ Paul Goodman